Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Valvoline Inc. of our report dated May 31, 2016, except for the effects of the reorganization of entities under common control discussed in Note 1 to the consolidated financial statements, as to which the date is December 19, 2016, relating to the consolidated financial statements of Valvoline Inc. and its subsidiaries for the year ended September 30, 2014, which appears in Valvoline Inc.’s Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
June 7, 2017